Exhibit (k)(4)

MANAGEMENT FEE WAIVER AGREEMENT

HARBOURVEST PRIVATE INVESTMENTS FUND (the “Fund”)

One Lincoln Street, Suite 1700

Boston, Massachusetts 02111

November 14, 2025

HarbourVest Registered Advisers L.P.

One Lincoln Street, Suite 1700

Boston, Massachusetts 02111

Ladies and Gentlemen:

HarbourVest Registered Advisers L.P. (the “Adviser”) hereby agrees, until December 31, 2026 (“Limitation Period”), to reduce the annual rate of its Management Fee payable under the Investment Management Agreement, dated April 1, 2025, between the Adviser and the Fund (the “Investment Management Agreement”) from 1.25% to 0.00% (the “Fee Waiver”). The Fee Waiver shall not apply to nor have any effect on the Incentive Fee payable pursuant to the terms of the Investment Management Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Investment Management Agreement.

This agreement (the “Agreement”) will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
HARBOURVEST PRIVATE INVESTMENTS FUND

By:	/s/ Monique Austin
Name:	Monique Austin
Title:	Chief Executive Officer & President

HARBOURVEST REGISTERED ADVISERS L.P. By: HarbourVest Partners, LLC, its General Partner

By:	/s/ Matthew Dowgert
Name:	Matthew Dowgert
Title:	Managing Director

[Signature Page to Management Fee Waiver Agreement]